Exhibit 10(at)

THIRD AMENDMENT
TO THE
AON STOCK OPTION PLAN
AS AMENDED AND RESTATED THROUGH 1997

        This Third Amendment ("Amendment") to the Aon Stock Option Plan, as amended and restated through 1997, is adopted by Aon Corporation, a Delaware corporation (the "Company"), to be effective as set forth in Section 3 below.

RECITALS

        WHEREAS, prior to the adoption of the Aon Stock Incentive Plan in 2001 (the "Current Stock Incentive Plan"), the Aon Stock Option Plan, as amended and restated through 1997 and as amended from time to time thereafter (the "1997 Option Plan") was the shareholder-approved stock incentive plan utilized by the Company to grant stock options to employees and other eligible recipients;

        WHEREAS, although the 1997 Option Plan was superseded by the Current Stock Incentive Plan for grants made in or after 2001, the Company's board of directors (the "Board") has recently become aware that earlier awards made under the 1997 Option Plan remain outstanding;

        WHEREAS, the Board amended the Current Stock Incentive Plan on September 15, 2006 to provide for the Organization and Compensation Committee of the Board (the "Committee") to make a mandatory equitable adjustment in the number of shares of stock, the forms of awards authorized to be granted under the plan, and any other appropriate equitable adjustment to any outstanding awards under the plan in the event of a dilutive change to the capital structure of the Company as a result of any stock dividend, stock split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders of stock other than regular cash dividends;

        WHEREAS, it was the Board's intention that such amendment apply equally to awards granted under the 1997 Option Plan;

        WHEREAS, for the avoidance of doubt the Board confirms its intention by adopting this Amendment to the 1997 Option Plan to incorporate the modification set forth below, in accordance with the Board's authority as set forth in Section 12 of the 1997 Option Plan.

        NOW, THEREFORE, the 1997 Option Plan is hereby amended as follows:

  1.
  Amendment.    Section 8 is deleted in its entirety and the following shall be substituted in its place:

    "8.    Capital Structure Change and Adjustments to Grants.    In the event there is a change in the capital structure of the Corporation as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders of Common Stock other than regular cash dividends, the Committee shall make appropriate adjustments in the manner and form determined in the Committee's sole discretion (including exercise price) to any outstanding Grants."

  2.
  Ratification.    In all respects, other than as specifically set forth in Section 1 above, the 1997 Option Plan shall remain unaffected by this Amendment and shall continue in full force and effect, subject to the terms and conditions thereof. In the event of any conflict, inconsistency or incongruity between the 1997 Option Plan and the provisions of this Amendment, the provisions of this Amendment shall in all respects govern and control.

  3.
  Effective Date.    This Amendment is adopted on January 19, 2007 to be effective as of September 15, 2006 ("Effective Date").